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EXHIBIT 11. COMPUTATION OF PER SHARE EARNINGS

     The following table sets forth the computation of basic and diluted earnings per common share for Hudson Valley Holding Corp. for each of the years indicated:

                                                                  (000'S EXCEPT SHARE DATA)
                                                                    YEAR ENDED DECEMBER 31
                                                             ------------------------------------
                                                                2001         2000         1999
                                                             ----------   ----------   ----------
Numerator:
  Net income available to common shareholders for basic and
     diluted earnings per share............................  $   18,881   $   16,158   $   14,004
Denominator:
  Denominator for basic earnings per common
     share -- weighted average shares(1)...................   5,223,502    5,153,504    5,119,601
  Effect of diluted securities:
     Stock options(1)......................................     140,724      148,924      115,153
                                                             ----------   ----------   ----------
Denominator for diluted earnings per common
  share -- adjusted weighted average shares(1).............   5,364,226    5,302,248    5,234,754
                                                             ==========   ==========   ==========
Basic earnings per common share(1).........................  $     3.61   $     3.14   $     2.74
Diluted earnings per common share(1).......................  $     3.52   $     3.05   $     2.68

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(1) Adjusted for the effects of the 10 percent stock dividends in 2001, 2000 and
1999.